EXHIBIT 4.19

SECURITIES PURCHASE AGREEMENT

AMONG

VERSADIAL, INC.

AND

THE LENDERS NAMED HEREIN

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Purchase Agreement”, or the “Agreement”) dated as of the date set forth opposite the signature of parties on the signature pages hereto, among VERSADIAL, INC., a Nevada corporation (the “Company”), and the Lenders listed on the signature pages hereto (each an “Lender” and collectively, the “Lenders”) is one of a series of Purchase Agreements among the Lenders and Company regarding the subject matter and issuance of the Notes defined herein to be deemed a single document relating to the obligations of the parties to each other.

WHEREAS, the Company desires to sell 8% promissory notes (the “Notes”), in the principal amount of up to $2,500,000 (such total, the “Principal Amount”) in the form attached as Exhibit A hereto, at a price of ninety seven (97%) per cent of the principal amount of Notes sold pursuant to the provisions of this Agreement, and the Lenders desire to purchase from the Company the Notes; and

WHEREAS, each of the Lenders has acquired one or more Notes representing a portion of the Principal Amount.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

In consideration for the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer or member or partner (i) of such Person or (ii) of any Person described in clause (a) above. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means either (x) the power, directly or indirectly, to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person, or (y) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Purchase Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Closing” has the meaning specified in Section 2.01(b).

“Common Stock” means the common stock of the Company.

“Debt” of any Person at any date means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred for goods and services used in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or other similar instrument, (c) all obligations of such Person under Purchase Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Default” means any event or condition that, with notice or lapse of time or both, would become an Event of Default.

“Event of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governing Documents” shall mean (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter, certificate of formation or similar document adopted or filed in connection with the creation, formation or organization of any other entity and any operating agreement, management agreement or similar document or an entity; and (c) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” has the meaning specified in Section 8.05(a).

“Lenders” has the meaning set out in the Recitals to this Agreement.

“Lien” means any lien, charge, claim, mortgage, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, upon or with respect to any property, including any title retention agreement or any leases in the nature thereof and any easement, right of way or other encumbrance on title to real property.

“Permitted Liens” means Liens for the benefit of Fursa Alternative Strategies, LLC and Fursa Master Global Event Driven Fund, L.P.

“Transaction Documents” means this Agreement and the Notes.

“Material Adverse Effect” means (I) with respect to the Company, (a) a material adverse effect on the business, operations, properties or condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole, (b) the inability of the Company to perform any of its obligations hereunder or under any of the other Transaction Documents to which it is a party, or (c) an adverse effect on the validity or enforceability of this Agreement or any other Transaction Document or the rights or remedies of the Lender hereunder or thereunder; and (II) with respect to a Person other than the Company, a material adverse effect on the business, operations, properties or condition (financial or otherwise) or prospects of such Person or any Affiliates of such Person.

“Maturity Date” means, with respect to the Notes, the earliest to occur of: (a) the date that is six (6) months following the final Closing; (b) the date on which the Company receives no less then $4,000,000 in gross cash proceeds from the closing of the proposed private offering of its equity securities referred to in the Summary of Terms attached as Exhibit B hereto; (c) if the closing referred to in clause (b) is not effected as contemplated by the Summary of Terms, the date on which the Company is able to effectuate a closing of the rights offering for which Fursa Alternative Strategies, LLC has agreed to act as standby underwriter, as reflected in the consent signed by Fursa Alternative Strategies, LLC to the issuance of the Notes or, (d) the date on which an Event of Default occurs.

“Notes” means the secured promissory notes of the Company payable to the order of the Lenders in the aggregate principal amount of up to Two Million Five Hundred Thousand United States Dollars (US $2,500,000), in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Company to the Lenders under the transactions made by the Lenders to the Company hereunder.

“Person” means an individual, corporation, partnership, business trust, joint venture, association, joint stock company, trust, unincorporated organization, joint venture, limited liability company or other entity, or a government or any agency or political subdivision thereof.

“Securities Act” means the US Securities Act of 1933, as amended.

“Subsidiary” means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which 50% or more of the Capital Stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by the Company (either alone or through or together with any other Subsidiary or Subsidiaries), including without limitation.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with U.S. generally accepted accounting principles (“GAAP”).

ARTICLE II

PURCHASE AND SALE OF NOTES

Section 2.01 Purchase and Sale.

(a) Commitment. On the terms and subject to the conditions contained in this Agreement, in reliance upon the representations and warranties of the Company set forth herein and in the other Transaction Documents to which it is a party, the Lenders agree to purchase at a Closing (as hereafter defined), and the Company agrees to issue and sell to the respective Lenders at the Closing, the amount of Notes set forth opposite each Lender’s name on the signature pages hereto, for a purchase price equal to ninety seven (97%) percent of the principal amount of the Notes (the “Purchase Price”).

(b) Closing. Subject in any and all events to the satisfaction in full of the conditions set forth in Article III hereof, the Company shall deliver to each Lender, a Note in the principal amount acquired by the Lender, against payment of the Purchase Price to the Company (each date of delivery of a Note, a “Closing”) The final Closing shall be no later than September 30, 2007, subject to the right of the Company to extend the final Closing for an additional 30 days, but in no event beyond the earliest date that may constitute the Maturity Date.

(c)  Notes. The Notes will be deemed subject to this Agreement upon their issuance. Any and all payments thereunder shall be made in United States dollars in immediately available funds.

Section 2.02 Interest Each Note shall bear interest on the unpaid principal amount thereof from the date of the Closing of such Note to the date repaid in full at a monthly percentage rate equal to 8% per annum payable in arrears. Interest shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed.

Section 2.03 Repayment

(a) Maturity Date Repayment. On the Maturity Date, the Company shall be liable to pay to the Lenders the aggregate outstanding principal amount of the Notes, together with all interest accrued thereon (such outstanding principal amount, together with such accrued interest, being called the “Aggregate Amount”), together with all other amounts in respect of the Notes then owing to the Lender hereunder and under the other Transaction Documents, whether for costs and expenses or otherwise, as limited by Section 8.13.

(b) Prepayment. The Company shall have the right to prepay the Notes at any time at 100% of the principal amount together with accrued interest.

ARTICLE III

CONDITIONS OF LENDER OBLIGATIONS AT CLOSING

Section 3.01 Conditions Precedent to the Closing.The obligations of the Lenders under subsection 1.1 of this Agreement is subject to the fulfillment on or before a Closing of each of the following conditions:

(a) Transaction Documents Delivered. The Company shall have duly executed and delivered the Transaction Documents to which it is a party and all documents contemplated hereby and thereby.

(b) No Event of Default. As of the Closing no event shall have occurred or be continuing or could reasonably be expected to result from the Transaction or from the application of the proceeds therefrom, that could constitute a Default or an Event of Default.

(c) Absence of Material Change. As of the Closing there has been no event that has caused or may cause a Material Adverse Effect on the Company since the date of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants that, at the date of this Agreement:

Section 4.01 Due Incorporation, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and corporate authority to own, lease and operate its property and assets and to conduct its business as presently conducted and as proposed to be conducted by it. The Company has full corporate power and corporate authority to enter into and perform its obligations under the Transaction Documents and to carry out the transactions contemplated by the Transaction Documents.

Section 4.02 Enforceability: No Conflict. Each of the Transaction Documents constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application applying to the Company and relating to bankruptcy, insolvency, and the relief of debtors and rules of law applying to the Company and governing specific performance, injunctive relief and other equitable remedies. Neither the execution and delivery of any Transaction Document to which the Company is a party, nor the performance by the Company of its obligations thereunder, (i) will conflict with or result in a breach of, or constitute a default under the Company’s Governing Documents or any other document to which Company or its Affiliates is a party, or (ii) will conflict with or result in a breach of, or constitute a default under or result in the creation or imposition of any Lien upon any of the property or assets of the Company under any applicable law, rule, governmental regulation, judgment, decree, indenture, mortgage, deed of trust or other instrument or agreement to which the Company or any of its Affiliates may be or become a party or by which it may be or become bound.

Section 4.03 Litigation. There is no pending or, to the Company’s knowledge, threatened litigation, investigation, action or proceeding of or before any court, arbitrator or governmental agency (i) which purports to affect the legality, validity or enforceability of any Transaction Document or (ii) that could have a Material Adverse Effect against (a) the Company or any of its officers, directors or employees (in their capacity as such) or (b) any of the properties of the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending which is likely to have a Material Adverse Effect.

Section 4.04 Valid Issuance of Notes. The Notes being purchased by the Lenders hereunder, when issued, sold, and delivered in accordance with the terms hereof for the consideration provided for herein, will be duly and validly issued and, based in part upon the representations of the Lenders in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

Section 4.05 No Violation. The Company is not in violation of, nor does the execution of any of the Transaction Documents by the Company or the consummation of the transactions contemplated hereby or thereby result in the violation of, (i) any term of the Company’s Governing Documents or (ii) any term of any agreement or instrument to which the Company is a party or by which any are bound in any respect which has or could be reasonably expected to have a Material Adverse Effect.

Section 4.06 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, local or foreign Governmental Authority to which the Company is subject is required in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.07 Full Disclosure. This Agreement, the attached schedules and exhibits, the other Transaction Documents and other documents called for hereby delivered by the Company to the Lenders or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby, all taken together, do not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants. The Company covenants and agrees that, so long as any amount is outstanding under any of the Transaction Documents, the Company shall, unless waived by all the Lenders in writing:

(a) Corporate Existence. The Company shall at all times preserve and keep in full force and effect its corporate existence and all of its material rights and shall continue to conduct its business in the ordinary course.

(b) Maintenance of Properties; Insurance. The Company will maintain in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Company and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof which it deems necessary in its reasonable business judgment. The Company will maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds and with respect to liability customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses.

(c) Compliance with Laws. The Company shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, noncompliance with which, individually or in the aggregate with other non-compliances, could reasonably be expected to cause a Material Adverse Effect on the Company.

(d)  Use of Proceeds. The Company shall use the proceeds from the sale of the Notes for working capital purposes.

Section 5.02 Negative Covenants. The Company covenants and agrees that, so long as any amount is outstanding under any of the Transaction Documents, neither it nor any of its Subsidiaries shall, without the written consent of all the Lenders, make any material change in the nature of its business as it exists on the date hereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE LENDERS.

Each of the Lenders, severally and not jointly, hereby represent and warrant as to itself that:

Section 6.01 Authorization. The Transaction Documents constitute valid and legally binding obligations of the Lender enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 6.02 Purchase Entirely for Own Account. The Notes to be purchased by the Lender will be acquired for investment for the Lender’s own account and not with a view to the resale or distribution of any part thereof. The Lender represents that it has full power and authority to enter into this Agreement.

Section 6.03 Accredited Investor. The Lender is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the “SEC”), as presently in effect.

Section 6.04 Restricted Securities. The Lender understands that the Note that it is purchasing is characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Lender represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

Section 6.05 Legends. It is understood that each of the Notes may bear a legend in substantially the following form:

“THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR THE SECURITIES LAWS OF ANY STATE. THIS PROMISSORY NOTE MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

ARTICLE VII

DEFAULT

Section 7.01 Events of Default. If any of the following events shall occur and be continuing (any such event shall be an “Event of Default”):

(a) The Company shall fail to pay the principal of, or any interest on, the Notes or any other amount payable under any Transaction Document to which it is a party within ten (10) business days after such amount becomes due and payable`and such sum is not paid within fifteen (15) business days after notice of such failure to pay is delivered in writing to the Company; or

(b) Any representation or warranty made by the Company under or in connection with any Transaction Document to which it is a party shall prove to have been incorrect in any material respect when made; or

(c) The Company shall fail to perform or observe any other term, covenant or agreement contained in any Transaction Document to which it is a party and such failure shall continue unremedied for a period of fifteen (15) business days after notice of such failure to perform is delivered in writing to the Company; or

(d) The Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or either shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate the Company as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Company or its debt under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for the Company or for any substantial part of its property, or seeking a warrant of attachment, execution or similar process against any substantial part of its property and, in the case of any such proceeding instituted against the Company, either such proceeding shall remain undismissed or unstayed for a period of 90 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, or for any substantial part of, the Company’s property) shall occur; or the Company shall take corporate action to authorize any of the actions set forth above in this subsection (d); or

(e) Any judgment or order for the payment of money in excess of US$500,000 shall be rendered against the Company, and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall have been a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f) Any non-monetary judgment or order shall be rendered against the Company that could be reasonably likely to have a Material Adverse Effect on the Company, and there shall be any period of 10 consecutive days during which a stay of enforcement or such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) Any provision of any Transaction Document after delivery thereof shall for any reason cease to be valid and binding on the Company or the Company shall so state in writing.

Section 7.02 Remedies. In the case of an Event of Default:

(a) with respect to Section 7.01(a) through 7.01(c) and with respect to Sections 7.01(e) through (g), the Lenders may, individually with respect to its respective Note, or in the aggregate, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest on, the Notes and all other amounts payable by the Company hereunder and under the Notes.

(b)  to be forthwith due and payable, whereupon such amounts shall be immediately due and payable in cash, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and

(c) with respect to Section 7.01(d), the unpaid principal amount of and accrued interest on the Notes and all other amounts payable by the Company hereunder and under the Notes shall automatically become immediately due and payable, in cash, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendments.

(a) No amendment, modification, termination or waiver of any provision of this Agreement, the Notes or any other Transaction Document, or consent to any departure by the Company or the Lenders therefrom, shall in any event be effective without the written concurrence of the Company and all of the Lenders provided however, each Lender may individually extend the Maturity Date of its Note in its sole and absolute discretion.

(b) Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 8 time outstanding, its assigns and, if signed by the Company, the Company.

Section 8.02 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement and the notes will be in writing and will be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, defends and other communications will be sent to the addresses set forth below:

If to the Lenders, to them at their respective addresses set forth in the signature pages hereof:

If to the Company, to:

Versadial, Inc.
305 Madison Avenue
Suite 4510
New York, NY 10165
Attn: Mr. Geoffrey Donaldson, Chief Executive Officer
Telephone: 212-986-0886
Fax: 212-808-0113

With a copy to (which shall not constitute notice):

Beckman, Lieberman, & Barandes, LLP
116 John Street
Suite 1313
New York, NY 10038
Attn: Robert Barandes, Esq.
Telephone: 212-608-3500
Fax: 212-608-9687

Section 8.03 No Waiver; Remedies. No failure on the part of the Lenders to exercise, and no delay in exercising, any right hereunder or under any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04 Binding Effect. This Agreement shall become effective when it shall have been executed by the Company and the Lenders and thereafter shall be binding upon and inure to the benefit of the Company and the Lenders and their respective successors and assigns, except that the Company shall not have the right to assign or otherwise transfer all or any part of its rights or obligations hereunder or any interest herein without the prior written consent of the Lender.

Section 8.07 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

Section 8.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 8.09 Consent to Jurisdiction The Company hereby irrevocably submits to the jurisdiction of any New York State or federal court sitting in the City of New York, New York, in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document, and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York, New York state court or such federal court. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering a copy of such process to the Company, at its address specified in Section 8.02 or by any other method permitted by law. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law. Nothing in this Section 8.09 shall affect the right of the Lenders to serve legal process in any other manner permitted by law or affect the right of the Lenders to bring any action or proceeding against the Company or their property in the courts of other jurisdictions.

Section 8.10 Waiver Of Jury Trial. EACH OF THE COMPANY, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS, ANY DOCUMENT DELIVERED UNDER THE TRANSACTION DOCUMENTS, THE NOTES OR THE ACTIONS OF THE COMPANY AND THE LENDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.11 Decisions and Other Determinations. For all purposes of this Agreement, any provision which provides for a decision or other determination to be made by any party hereto at its option or election, or in its discretion, shall be made in the sole and absolute discretion of such party, which each of the parties hereto hereby acknowledges and confirms may be arbitrary.

Section 8.12 Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to pay, and the Lender shall not be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined in a final, non-appealable judgment by a court of competent jurisdiction to have been provided for in this Agreement or otherwise contracted for, taken, reserved, charged or received, then in such event: (A) the provisions of this Section shall govern and control; (B) the Company shall not be obligated to pay any Excess Interest; (C) any Excess Interest that the Lenders may have contracted for, taken, reserved, charged or received hereunder shall be, at the Lender’s option, (I) applied as a credit against the outstanding balance of the Note (not to exceed the maximum amount permitted by law), (II) refunded to the payor thereof, or (III) any combination of the foregoing; (D) the interest provided for shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (E) the Company shall have no action against the Lenders due to any Excess Interest. The terms of this Section shall be deemed incorporated into the Notes.

Section 8.13 Further Assurances. To the extent permitted by applicable law, the Company shall use its best efforts to obtain any consent of any Person which may be required in connection with the performance or enforcement of any Transaction Document.

Company Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

VERSADIAL, INC.

By:	/s/ Geoffrey Donaldson
Name:	Geoffrey Donaldson
Title:	CEO

Lender Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LENDER:
_______________________________________
Principal Amount of Note: $ _______________________
Date of Signature:_______________________________
EIN #_________________________________________
Address: ______________________________________
_______________________________________
_______________________________________